SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 15, 2009

Constitution Mining Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Manuela Sáenz 323, Suite 706, Buenos Aires, Argentina C1107BPA
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  +54-11-5236 9978
_________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – Other Events

Item 8.01     Other Events

On December 12, 2007, Constitution Mining, Corp. (the “Company”) entered into an assignment agreement with Proyectos Mineros S.A. (“PMSA”) (formerly Recursos Maricunga S.A.) to acquire PMSA’s right to explore and an option (the “Atena Option”) to purchase certain mineral rights on properties known as the Atena Gold Project (“Atena”) located in the Salta Province of Argentina (the “Atena Property”).  On January 8, 2008, we entered into an assignment agreement with PMSA to acquire its right to explore and an option (the “Cerro Amarillo Option”) to purchase certain mineral rights on properties known as the Cerro Amarillo Property located in the Departamento Malargue, Province of Mendoza, Argentina (the “Cerro Amarillo Property”).  Effective March 17, 2008, we entered into an assignment agreement with PMSA, whereby PMSA assigned to the Company PMSA’s right to explore and an option (the “Amira-Esparta Option”) to purchase a 90% interest in the mineral rights of three mining properties referred to as “Amira”, “Amira Norte” and “Esparta II”, located in the Province of Salta, Argentina (the “Amira-Esparta Properties”).

In order to maintain the Atena Option in good standing, the Company issued to PMSA 3,500,000 shares of our common stock and paid PMSA $60,000 as of the date of this report.  In order to exercise the Atena Option and to acquire the mineral rights underlying the Atena Property, we must incur total work commitment expenditures on the Atena Property of $3,500,000 by March 15, 2011 and issue PMSA an additional 4,000,000 shares of our common stock by March 15, 2010.

In order to maintain the Cerro Amarillo Option in good standing, the Company issued to PMSA 600,000 shares of our common stock and paid PMSA $10,000 as of the date of this report.  In order to exercise the Cerro Amarillo Option and to acquire the mineral rights underlying the Cerro Amarillo Property, we must incur total work commitment expenditures on the Cerro Amarillo Property of $450,000 by January 8, 2010 and issue PMSA a total of an additional 1,800,000 shares of our common stock by January 8, 2012.

The Company has not been require to pay any consideration as of the date of this report in order to maintain the Amira-Esparta Option in good standing.  In order to exercise the Amira-Esparta Option and to acquire the mineral rights underlying the Amira-Esparta Property, we must pay the optionor a total of $1,425,000 by January 19, 2012.  We have agreed to recognize to PMSA a 1% net smelter returns royalty on the Amira-Esparta Properties in exchange for PMSA’s assignment to us of the Amira-Esparta Option.

In light of the current economic environment, our management in the second quarter of fiscal 2009 determined that it was necessary to reassess the Company’s current direction and proposed plans for exploration.  In connection with this review, we announced that we were suspending our exploration program on the Atena, Cerro Amarillo and Amira-Esparta Properties for at least the remainder of 2009 and would allocate our resources exclusively to pursue the exploration and development of our property interests in northeastern Peru.

We have continued to monitor the current economic environment globally and within Argentina and have noted an increasing trend toward instability within Argentina.  Rising and excessive inflation rates in Argentina have significantly increased the costs of the proposed operations in Argentina beyond our initial expectations.  We believe, after further evaluation, that Argentinean governmental bodies are pursing policies and regulations which would adversely impact our planned operations in Argentina.  We currently have a working capital deficiency and believe that it is presently not the best allocation of our resources to conduct exploration activities in two different countries.  For the foregoing reasons, we have determined it to be in our best interest to seek to dispose of our interests in the Atena, Cerro Amarillo and Amira-Esparta Properties.

We are reviewing our available alternatives to dispose of our interests in the Atena, Cerro Amarillo and Amira-Esparta Properties for value.  The Company will continue to canvass a number of qualified parties with respect to a possible transaction and one party has requested information regarding the Atena Property.  At the present time, there is no certainty that we will successfully be able to complete a disposition for value of any or all of our interests in the Atena, Cerro Amarillo and Amira-Esparta Properties.  In the event that we cannot complete a disposition, our interests in the Atena, Cerro Amarillo and Amira-Esparta Properties and we default on any of the underlying option agreements, our rights to acquire the underlying mineral and mining rights will revert back to the assignor and we may not be entitled to recover of any consideration we have paid to date, an aggregate of 4,100,000 shares of our common stock and $70,000.

The assignor for the Atena, Cerro Amarillo and Amira-Esparta Properties is PMSA.  Dr. Willem Fuchter, our Chief Executive Officer and board member, is also the president and director of PMSA and holds a 50% ownership interest in the voting securities of PMSA.  As a result of this conflict of interest, Dr. Fuchter abstained from the board of director’s vote approving the decision to seek to dispose of our interests in the Atena, Cerro Amarillo and Amira-Esparta Properties.

SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constitution Mining Corp.

/s/  Willem Fuchter
Willem Fuchter
Chief Executive Officer and Director

Date:    June 19, 2009